Exhibit 5.1

August 10, 2023

inTEST Corporation 804 East Gate Dr., Suite 200 Mt. Laurel, NJ, 08054

Re:

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-266834
Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-233297
Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-226815
Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-197858

Ladies and Gentlemen:

We have acted as counsel to inTEST Corporation, a Delaware corporation (the “Company”), in connection with its filing of the post-effective amendments (the “Post-Effective Amendments”) related to the following registration statements on Form S-8 (together, the “Prior Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”):

•

The Registration Statement on Form S-8, filed on August 12, 2022 (File No. 333-266834), registering 500,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the inTEST Corporation Fourth Amended and Restated 2014 Stock Plan (the “2014 Plan”);

•	The Registration Statement on Form S-8, filed on August 15, 2019 (File No. 333-233297), registering 1,000,000 additional shares of Common Stock, issuable under the 2014 Plan;

•	The Registration Statement on Form S-8, filed on August 13, 2018 (File No. 333-226815), registering 500,000 additional shares of Common Stock, issuable under the 2014 Plan; and

•	The Registration Statement on Form S-8, filed on August 5, 2014 (File No. 333-197858), registering 500,000 shares of Common Stock, issuable under the 2014 Plan.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
ROCHESTER, NY • BUFFALO, NY • ALBANY, NY • CORNING, NY • NEW YORK, NY

inTEST Corporation

August 10, 2023

On June 21, 2023 (the “Effective Date”), the Company’s shareholders approved the inTEST Corporation 2023 Stock Incentive Plan (the “2023 Plan”). The shares of Common Stock authorized for issuance under the 2023 Plan include (i) the number of shares of Common Stock available for issuance under the 2014 Plan on the Effective Date, and (ii) any shares of Common Stock that are subject to awards granted under the 2014 Plan that expire, are forfeited or canceled or terminate for any other reason on or after the Effective Date, without the issuance of shares (collectively, the “Rollover Shares”).

This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the filing of the Post-Effective Amendments.

For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the due authorization, execution and delivery of all documents by all the parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments (the “Records”) submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of the Records conform to the original Records; (v) the legal capacity of all individuals executing documents; (vi) that all documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (viii) that at the time the Rollover Shares are issued, the Company will be validly existing and there will be sufficient Rollover Shares authorized under the Company’s Amended and Restated Articles of Incorporation, as amended and then in effect, and not otherwise issued or reserved for issuance. As to all questions of fact material to this opinion, we have relied (without independent verification) upon certificates or comparable documents of officers and representatives of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Prior Registration Statements, including the Post-Effective Amendments, with the SEC, (ii) issuance of the Rollover Shares in accordance with the terms and conditions of the 2023 Plan, and (iii) receipt by the Company of the legal consideration for the Rollover Shares as specified in the 2023 Plan in an amount no less than the par value of such Rollover Shares, the Rollover Shares will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the effect of any law other than the law of the State of New York, and the applicable provisions of Delaware General Corporate Law.

inTEST Corporation

August 10, 2023

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours, /s/ Harter Secrest & Emery LLP